Exhibit 99.1


             Global Payment Technologies Announces Fiscal
               2003 Fourth-Quarter and Year-End Results

   HAUPPAUGE, N.Y.--(BUSINESS WIRE)--Jan. 13, 2004--Global Payment Technologies, Inc. (NASDAQ Symbol: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, today announced its fiscal 2003 fourth-quarter and year-end results.

                   Summary of Financial Highlights
           (Dollar amounts in 000s, except per share data)
----------------------------------------------------------------------
                        Three Months Ended 9/30
----------------------------------------------------------------------
                           2003           2002            Change
----------------------------------------------------------------------
Net Sales                 $5,696         $4,512              26%
----------------------------------------------------------------------
Net Income *                                           (greater than
                         ($3,852)       ($1,036)            100%)
----------------------------------------------------------------------
Net Income Per Share
    Basic                 ($0.70)        ($0.19)         ($0.51)
    Diluted               ($0.70)        ($0.19)         ($0.51)
----------------------------------------------------------------------


                   Summary of Financial Highlights
           (Dollar amounts in 000s, except per share data)
----------------------------------------------------------------------
                         Twelve Months Ended 9/30
----------------------------------------------------------------------
                           2003           2002            Change
----------------------------------------------------------------------
Net Sales                $26,076        $27,713              (6%)
----------------------------------------------------------------------
Net Income *                                           (greater than
                         ($5,677)         ($633)            100%)
----------------------------------------------------------------------
Net Income Per Share
    Basic                 ($1.02)        ($0.11)         ($0.91)
    Diluted               ($1.02)        ($0.11)         ($0.91)
----------------------------------------------------------------------
  * Net income for the three months and twelve months ended
    September 30, 2003 includes a $2,569,000 charge to earnings for the establishment of a full tax valuation reserve against the Company's deferred income tax asset.

   Thomas McNeill, GPT Vice-President and CFO, stated, "We have just completed a very difficult year resulting in a net loss of $3.9 million for the fourth quarter of fiscal 2003 and a net loss of $5.7 million for fiscal 2003, in which both periods include the impact of the $2,569,000 charge to earnings for the above noted full tax valuation reserve. While sales increased 26% to $5.7 million in the fourth quarter, margins were negatively affected by an increased inventory provision of $542,000 relating to the Company's decision to terminate its Generation I products and to phase out its Generation II products, and the phase out of certain early version Generation III components. Operating expenses were higher in the fourth quarter of fiscal 2003 primarily due to a $345,000 amortization and write down of the Company's smart card intangible asset as a result of the Company's decision to focus on its core operations and that it will not seek or be able to realize the benefits of this asset in future periods. Equity in income of unconsolidated affiliates improved from a loss of $66,000 in the fourth quarter of fiscal 2002 to income of $289,000 in the fourth quarter of fiscal 2003. This was due primarily to reduced losses at its South African and Abacus affiliates, of $119,000 and $246,000, respectively, an increase of $140,000 in the recognition of the Company's share of the gross profit on intercompany sales that have been recognized by GPT's affiliates, offset in part by $148,000 less profits at its Australian affiliates.
   "For the fiscal year ended September 30, 2003 sales decreased 6% compared with the prior year. The Company's lower sales during fiscal year ended 2003 were primarily due to lower demand for the Company's Argus gaming product in Eastern Europe, offset in part by increased sales of the Company's beverage and vending products. For the year, beverage and vending sales were $5.7 million or 21.7% of net sales as compared with $2.2 million or 8.0% of net sales in fiscal 2002. This increase is due to the Company's new Aurora beverage and vending product for which sales commenced in January 2003. Sales of the Company's gaming products were $20.4 million or 78.3% of net sales as compared with $25.5 million or 92.0% of net sales in fiscal 2002. For the year, gross profit as a percentage of sales decreased to 15.8% as compared with 24.6% in the prior year period. This decrease is primarily the result of higher initial purchasing costs and less efficient manufacturing operations of Aurora, and an increase in the Company's inventory provision of $659,000 as mentioned above.
   "The Company's operating expenses were $9.8 million in fiscal 2003 as compared with $8.8 million in fiscal 2002. This increase is primarily due to a $405,000 expense related to the Company's smart card intangible asset, as previously mentioned, increased executive costs of $210,000 as a result of the transition to an interim CEO and the contractual obligations of the previous CEO, increased recruiting and relocation expenses for three executives of $172,000, increased bank related fees of $150,000 and increased legal and audit fees of $140,000, offset in part by lower staffing costs. In the fourth quarter of fiscal 2003 and a result of the year end audit process, the Company established a full tax valuation reserve against its deferred income tax asset in the amount of $2,569,000. This valuation adjustment is subject to adjustment based upon the Company's ongoing assessment of its future taxable income and may be wholly or partially reversed in the future."
   Mr. McNeill continued, "During fiscal 2003 and to date, the Company has achieved the following progress with respect to lowering operating costs. Beginning in September 2003 and concluding in December 2003, the Company completed a cost reduction initiative that has reduced total costs $3.2 million on an annualized basis. The full benefits of this will be realized in January 2004 and will lower expenses and improve cash flow by approximately $800,000 per quarter. Further, while improvements in purchasing costs and manufacturing efficiencies were achieved by the end of fiscal 2003, the Company will not realize these benefits until it commences utilization of these lower priced components, on a first-in first-out basis, in the first quarter of fiscal 2004. Since the Company has consumed a significant portion of its higher priced components by the end of September 2003, direct cost of sales are expected to decrease per unit. Gross profit, however will be affected by the mix of products as well as sales volumes in future periods.
   "With respect to our financial condition, we reduced the Company's total bank debt by almost 50% to $1.8 million at September 30, 2003 and have also reduced inventory to $3.5 million, or 34% from a year ago. In December 2003 and in January 2004 the Company received waivers of its bank covenants and an amendment for the next twelve months. Further, the Company continues its discussions with other lenders to put in place an asset based lending agreement which could potentially provide additional financing availability. Additionally, our $1.2 million revolving line of credit, a tax receivable of approximately $200,000 (expected to be received in the next 90 days), continued ongoing collections of receivables and lowering inventory in the future should collectively provide sufficient resources to continue to fund operations. As of December 31, 2003 GPT had $900,000 outstanding on its $1.2 million line of credit, or additional availability of $300,000. For the first quarter of fiscal 2004 the Company's sales were approximately $4.2 million and we expect the loss to be significantly less than in the prior quarter ended September 30, 2003. We will have our next conference call on or about February 5th to update our shareholders on our fiscal 2003 results as well as fiscal 2004 first quarter results.
   Thomas Oliveri, President and COO, said, "While this has been a tough year for GPT, we have essentially completed our transition from Generation II and prior products to our Generation III products, Argus and Aurora. We are pleased with the signing of a four-year supply contract, announced in September 2003, for our Aurora product for which sales in fiscal 2003 totaled $5.7 million, as well as the progress we have achieved with respect to beginning to execute on the Company's strategy to expand into the beverage and vending market. Further, we are focusing all our sales efforts on both the Argus gaming product and the Aurora vending product, for which the Company has already achieved penetration in certain unregulated gaming markets in fiscal 2003. At the end of January we will be displaying our newest product "Advantage" at London's "International Casino Exposition 2004". This product was designed to meet the needs of the United States gaming market, the manufacturers who serve that market and, to a lesser extent, potential customers in other parts of the world. We expect to be in a position to start delivering this product in 2004, and with Argus and Aurora already selling into key markets, GPT has a core group of products to market and sell throughout the world."
   Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.
   Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: Statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; expectations as to the market for slot machines in South Africa; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.

                  GLOBAL PAYMENT TECHNOLOGIES, INC.
                     CONSOLIDATED BALANCE SHEETS
                                (000s)

                                                    audited   audited
                                                    9/30/03   9/30/02
                                                   --------- ---------
                                ASSETS
                               --------

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                          $1,220    $1,604
  ACCOUNTS RECEIVABLE, net                            6,283     6,539
  INVENTORY, net                                      3,499     5,301
  PREPAID EXPENSES AND OTHER CURRENT ASSETS              64       177
  INCOME TAXES RECEIVABLE                               211       863
  DEFERRED INCOME TAXES, net                              -       836
                                                   --------- ---------

     TOTAL CURRENT ASSETS                            11,277    15,320

PROPERTY AND EQUIPMENT, net                           2,617     3,115
INVESTMENTS IN UNCONSOLIDATED AFFILIATES              1,722     2,426
CAPITALIZED SOFTWARE COSTS                            2,159     2,678
INTANGIBLE ASSETS                                         -       405
OTHER ASSETS                                              -        86
                                                   --------- ---------

     TOTAL ASSETS                                   $17,775   $24,030
                                                   ========= =========


                 LIABILITIES AND SHAREHOLDERS' EQUITY
                --------------------------------------
CURRENT LIABILITIES:
  ACCOUNTS PAYABLE                                   $2,424    $2,061
  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES      1,881     1,431
  BANK LOAN PAYABLE- CURRENT                          1,793     3,512
                                                   --------- ---------

     TOTAL CURRENT LIABILITIES                        6,098     7,004
                                                   --------- ---------

                                                   --------- ---------
     TOTAL LIABILITIES                                6,098     7,004
                                                   --------- ---------

SHAREHOLDERS' EQUITY:
 COMMON STOCK                                            58        58
 ADDITIONAL PAID-IN CAPITAL                           9,843     9,761
 RETAINED EARNINGS                                    2,973     8,650
 ACCUMULATED OTHER COMPREHENSIVE INCOME                 302        56
                                                   --------- ---------
                                                     13,176    18,525
LESS: TREASURY STOCK                                 (1,499)   (1,499)
                                                   --------- ---------

TOTAL SHAREHOLDERS' EQUITY                           11,677    17,026
                                                   --------- ---------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $17,775   $24,030
                                                   ========= =========

                  GLOBAL PAYMENT TECHNOLOGIES, INC.
                    CONSOLIDATED INCOME STATEMENTS
              (IN OOOs EXCEPT SHARE AND PER SHARE DATA)

                                (unaudited)            (audited)
                           --------------------- ---------------------
                             THREE MONTHS ENDED       YEAR ENDED
                               SEPTEMBER 30,         SEPTEMBER 30,
                              2003       2002       2003       2002
                           ---------- ---------- ---------- ----------


NET SALES                     $5,696     $4,512    $26,076    $27,713

GROSS PROFIT                     425        439      4,127      6,828

OPERATING EXPENSES             2,915      2,291      9,758      8,783

                           ---------- ---------- ---------- ----------
LOSS FROM OPERATIONS          (2,490)    (1,852)    (5,631)    (1,955)
                           ---------- ---------- ---------- ----------

OTHER INCOME (EXPENSE):
 EQUITY IN INCOME (LOSS)
 OF UNCONSOLIDATED
 AFFILIATES (1) (2)              289        (66)       676        565
 GAIN ON SALE OF
 INVESTMENT IN
 UNCONSOLIDATED AFFILIATE          -          -          -        108
 INTEREST EXPENSE, NET           (36)       (70)      (248)      (277)
                           ---------- ---------- ---------- ----------
TOTAL OTHER INCOME
 (EXPENSE)                       253       (136)       428        396
                           ---------- ---------- ---------- ----------

LOSS BEFORE PROVISION FOR
 (BENEFIT FROM) INCOME
  TAXES                       (2,237)    (1,988)    (5,203)    (1,559)

PROVISION FOR (BENEFIT
 FROM) INCOME TAXES (3)        1,615       (952)       474       (926)
                           ---------- ---------- ---------- ----------

NET LOSS                      (3,852)    (1,036)    (5,677)      (633)
                           ========== ========== ========== ==========

PER SHARE INFORMATION:
   BASIC                      ($0.70)    ($0.19)    ($1.02)    ($0.11)
                           ========== ========== ========== ==========
   DILUTED (4)                ($0.70)    ($0.19)    ($1.02)    ($0.11)
                           ========== ========== ========== ==========

COMMON SHARES USED IN COMPUTING
PER SHARE AMOUNTS:
   BASIC                   5,550,516  5,532,921  5,545,015  5,529,302
                           ========== ========== ========== ==========
   DILUTED (4)             5,550,516  5,532,921  5,545,015  5,529,302
                           ========== ========== ========== ==========

(1) FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002, INCLUDES $40,000 AND ($100,000) RESPECTIVELY, WHICH REPRESENTS THE RECOGNITION OF GPT'S SHARE OF THE GROSS PROFIT ON INTERCOMPANY SALES THAT HAVE BEEN RECOGNIZED BY GPT'S AFFILIATES. FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002, INCLUDES $225,000 AND $250,000, RESPECTIVELY, RELATED TO THE ABOVE MENTIONED RECOGNIZED GROSS PROFIT.

(2) EXCLUSIVE OF FOOTNOTE (1), EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATES WAS $249,000 AND $34,000 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002, RESPECTIVELY, AND FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002 WAS $451,000 AND $315,000, RESPECTIVELY.

(3) FOR THE THREE MONTHS AND TWELVE MONTHS ENDED SEPTEMBER 30, 2003 INCLUDES A $2,569,000 CHARGE TO EARNINGS FOR THE ESTABLISHMENT OF A FULL TAX VALUATION RESERVE AGAINST THE COMPANY'S DEFERRED INCOME TAX ASSET.

(4) FOR THE THREE-MONTHS AND TWELVE-MONTHS ENDED SEPTEMBER 30, 2003, THE WEIGHTED AVERAGE SHARES OUTSTANDING USED IN THE CALCULATION OF NET LOSS PER COMMON SHARE DID NOT INCLUDE POTENTIAL SHARES
    OUTSTANDING BECAUSE THEY WERE ANTI-DILUTIVE.


    CONTACT: Global Payment Technologies, Inc.
             Thomas McNeill, 631-231-1177 Ext. 273